Exhibit 99.1

Cyence, Inc.

Consolidated Financial Statements
Year Ended January 31, 2017

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Cyence, Inc.
San Mateo, CA

We have audited the accompanying consolidated financial statements of Cyence, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of January 31, 2017 and the related consolidated statement of operations and comprehensive loss, change in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyence, Inc. and its subsidiaries as of January 31, 2017, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
San Jose, California
October 5, 2017

Cyence, Inc.
Consolidated Balance Sheet
(in thousands, except par value and shares data)

January 31, 2017
ASSETS

Current assets
Cash and cash equivalents	$25,345
Accounts receivable, net	2,331
Prepaid expenses and other current assets	976
Total current assets	28,652

Property and equipment, net	135
Deposits and other non-current assets	359
Goodwill	148

Total assets	$29,294

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$510
Accrued expenses and other current liabilities	1,941
Deferred revenue, current	3,217
Total current liabilities	5,668
Total liabilities	5,668
Commitments and contingencies (Note 8)
Stockholders' equity
Series A convertible preferred stock, $0.001 par value; 16,666,663 shares authorized; 16,666,663 shares issued and outstanding (liquidation preference: $5,800)	5,709
Series B convertible preferred stock, $0.001 par value; 13,972,054 shares authorized; 12,779,576 shares issued and outstanding (liquidation preference: $32,013)	31,807
Common Stock, $0.001 par value; 50,000,000 authorized; and 13,516,269 issued and outstanding	12
Additional paid in capital	254
Stockholders' notes receivable (see Note 7)	(60)
Accumulated other comprehensive loss	(2)
Accumulated deficit	(14,094)
Total stockholders' deficit	23,626
Total liabilities and stockholder deficit	$29,294

See accompanying notes to consolidated financial statements.

Cyence, Inc.
Consolidated Statement of Operations and Comprehensive Loss
(in thousands)

Year ended January 31, 2017
Revenue	$8,125
Cost of revenue	1,102
Gross profit	7,023

Operating expenses:
Research and development	9,366
Selling and marketing	3,606
General and administrative	1,979
Total operating expenses	14,951

Operating loss	(7,928)

Other income (expenses):
Interest and other income, net	1

Loss before income taxes	(7,927)

Provision for income taxes	35
Net loss	$(7,962)

Other comprehensive loss:
Foreign currency translation adjustment	(2)
Total other comprehensive loss	(2)

Comprehensive loss	$(7,964)

See accompanying notes to consolidated financial statements.

Cyence, Inc.
Consolidated Statement of Stockholders' Equity
(in thousands, except shares data)

							Shareholder Notes Receivable	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit
	Series A		Series B		Common Stock						Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, February 1, 2016	16,666,663	$5,709	0	$—	12,563,893	$12	$—	$50	$—	$(6,132)	$(361)
Issuance of Series B convertible stock net of issuance costs of $173	0	0	10,219,560	25,427	0	0	0	0	0	0	25,427
Conversion of convertible debt to Series B Convertible Preferred Stock	0	0	2,560,016	5,130	0	0	0	0	0	0	5,130
Debt discount upon conversion of debt to Series B Convertible Preferred Stock	0	0	0	1,250	0	0	0	0	0	0	1,250
Issuance of common stock upon exercise of stock options	0	0	0	0	2,500	0	0	2	0	0	2
Issuance of common stock upon early exercise of stock options	0	0	0	0	70,209	0	0	0	0	0	0
Vesting of early exercised stock options	0	0	0	0	950,236	0	0	69	0	0	69
Issuance of shareholder notes receivable	0	0	0	0	0	0	(60)	0	0	0	(60)
Repurchase of common stock	0	0	0	0	(70,209)	0	0	0	0	0	0
Stock-based compensation	0	0	0	0	0	0	0	133	0	0	133
Foreign currency translation	0	0	0	0	0	0	0	0	(2)	0	(2)
Net loss	0	0	0	0	0	0	0	0	0	(7,962)	(7,962)
Balances, January 31, 2017	16,666,663	$5,709	12,779,576	$31,807	13,516,629	$12	$(60)	$254	$(2)	$(14,094)	$23,626

See accompanying notes to consolidated financial statements.

Cyence, Inc.
Consolidated Statement of Cash Flows
(in thousands)

Year ended January 31, 2017
Cash flows from operating activities
Net loss	$(7,962)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	50
Stock-based compensation	133
Accrued interest on debt converted to equity	130
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(1,748)
Other current assets and long-term assets	(546)
Accounts payable	260
Accrued expenses and other current liabilities	978
Long-term liabilities	(7)
Deferred revenue	1,374
Net cash used in operating activities	(7,338)

Cash flows from investing activities
Payment for purchases of property and equipment, net	(75)
Payment of acquisition of Psiog, net of cash acquired	(144)
Net cash used in investing activities	(219)

Cash flows from financing activities
Proceeds from early exercises of common stock options	39
Proceeds from exercises of common stock options	2
Proceeds from Series B, net of issuance costs	25,427
Payments to repurchase early exercised stock options	(4)
Net cash provided by financing activities	25,464

Effect of exchange rate changes on cash and cash equivalents	(2)

Net increase in cash and cash equivalents	17,905

Cash and cash equivalents, beginning of period	7,440

Cash and cash equivalents, end of period	$25,345

Supplemental disclosures of non-cash investing and financing activities:
Vesting of early exercised stock options	$69

See accompanying notes to consolidated financial statements.

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

1.	Organization and Description of Business

Organization

Cyence, Inc. (with its subsidiaries, collectively referred to as “the Company”) was incorporated on August 20, 2014 in the state of Delaware under the name of CyberSkore, Inc. and was renamed Cyence, Inc. on September 18, 2014. The Company is a cloud-based provider of economic cyber risk modeling services that quantifies cyber risk in probabilities and dollars. The Company brings together data science, cybersecurity, and economics to build a unique analytics platform that quantifies the financial impact of cyber risk. The Company’s services are used by leaders across the insurance industry to prospect and select risks, assess and price risks, manage risk portfolios and accumulations, and bring new insurance products to market. The Company’s customers include insurance brokers, rating agencies, regulators, insurers, and reinsurers.

The Company is headquartered in San Mateo, California with operations in New York, New York; Chennai, India; and London, United Kingdom.

Liquidity

The Company has experienced recurring losses since its inception and has an accumulated deficit of $14.1 million as of January 31, 2017. The Company experienced losses of $9.2 million for the year ended January 31, 2017. As of January 31, 2017, the Company has raised $36.1 million from debt financing and two rounds of preferred stock financing. The Company’s operating plans include business objectives to continue to increase revenues, control expenses and expand business lines. Accordingly, the Company may need to raise additional debt or equity to reach these business objectives. Failure to achieve the Company’s business objectives could adversely affect cash and working capital. Additionally, the Company may not be able to obtain further financing to fund operations in the future, or at terms that are acceptable to the Company. Management believes that the Company’s current cash resources, augmented by possible future financing and/or business rationalization, will be adequate to meet its needs for the next twelve months. Management believes that its operating plans alleviate the substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; market acceptance of the Company's products; continued development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; and new product introductions by competitors.

2.	Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of Cyence, Inc. and its wholly-owned subsidiaries, SM Insurance Solutions LLC (incorporated in the State of Delaware, U.S.), Cyence India Private Limited (incorporated in India), and Cyence Ltd (incorporated in the U.K.). The Company has eliminated all intercompany accounts and transactions. The consolidated financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosures regarding these items. Significant items subject to such estimates and assumptions include, but are not limited to: the best estimate of selling price of the deliverables included in multiple-deliverable revenue arrangements; the collectability of accounts receivable; the fair value of assets acquired and liabilities assumed for business combinations; the realizability of deferred tax assets; the fair value of stock-

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

based awards and related forfeiture rates; and the capitalization and estimated useful life of software development costs.

Concentrations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with major financial institutions that management believes are of high credit quality; however, at times, balances exceed federally insured limits.

As of January 31, 2017, three customers represented 32%, 28%, and 18%, respectively, of total gross accounts receivable. For the year ended January 31, 2017, two customers represented 19% and 10%, respectively, of total revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less at the time of purchase to be cash equivalents. As of January 31, 2017, cash and cash equivalents consist of cash and money market accounts with banks of $25.3 million. The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of the maturities.

Restricted Cash

The Company has classified as restricted, certain cash and cash equivalents that are not available for use in its operations. At January 31, 2017, the Company had restricted cash of $125,000 for its credit cards with a bank and $106,000 as security deposits for its offices. The Company classifies restricted cash balances within deposits and other non-current assets in the accompanying consolidated balance sheet based upon the term of the remaining restrictions.

Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short-term maturities and are classified as short-term assets and liabilities in the accompanying consolidated balance sheet. See Note 3, Fair Value Measurements, for the fair value measurements.

Accounts Receivable, Unbilled Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 - 90 days of invoice date with no discounts offered.

Unbilled accounts receivable represents revenue recognized but amounts not yet invoiced due to contract terms, timing of customers’ self-reporting of variable consideration, or timing of the invoicing cycle. As of January 31, 2017, unbilled accounts receivable was $1.3 million.

The allowance for doubtful accounts is determined based on specific identification of balances, the collection of which, in management’s opinion, is doubtful. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of January 31, 2017, the Company recorded an allowance for doubtful accounts of $17,000.

Property and Equipment

The Company records property and equipment at cost. Depreciation is computed on the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the assets, whichever is shorter.  Upon sale or retirement of an asset, the cost and related accumulated depreciation are removed from the general ledger and any related gains or losses are reflected in operating expenses. Maintenance and repairs expenditures are charged to the consolidated statement of operations and comprehensive loss as incurred.

Software Development Costs

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

The Company’s software development costs are accounted for under the guidance for internal use software development costs. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, if: (1) the costs are direct and incremental and (2) management has determined that it is probable that the project will be completed and the software will be used to perform the function intended, internal and external costs are capitalized until the application is substantially complete and ready for its intended use. Because the majority of the Company’s development efforts are categorized in the operation stage, do not result in additional functionality, or have an estimated useful life no greater than one year, no costs have been capitalized to date. The costs cannot be reasonably separated on a cost-effective basis because the Company does not differentiate development efforts or processes between the effort spent on post-implementation activities and the effort spent on additional features or functionalities. These costs are included in the accompanying consolidated statement of operations and comprehensive loss as research and development expenses.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, such as property and equipment, whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.  No impairment of long-lived assets was recorded during the year ended January 31, 2017.

Deferred Rent Obligations

The Company accounts for rent expense under non-cancelable operating leases with scheduled rent increases on a straight-line basis over the lease term beginning with the effective lease commencement date.  The excess of straight-line rent expense over scheduled payment amounts is recorded as a deferred rent obligation.

Business Combinations

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and the liabilities assumed, these estimates are inherently uncertain and subject to refinement. The authoritative guidance allows a measurement period of up to one year from the date of the acquisition to make adjustments to the preliminary allocation of the purchase price. As a result, during the measurement period, the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statement of operations and comprehensive loss.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in connection with business combinations accounted for using the purchase method of accounting.

Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has one reporting unit and evaluates goodwill for impairment at the consolidated entity level. The Company completed the annual impairment test in the fourth quarter of the fiscal year ended January 31, 2017, which did not result in any impairment of the goodwill balance.

Revenue Recognition

The Company derives its revenue from two sources:

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

1.
Subscription services - Subscription revenue consists of subscription fees from customers for access to the Company’s cloud-based platform and variable consideration from customers calculated as a percentage of gross premiums written by customers during the subscription term. The contractual term is generally one to three years.

2.
Consulting services - Consulting services consist of fees associated with risk assessments and written report documentation as agreed upon in the corresponding service agreement. The Company’s consulting services contracts are offered at a fixed fee or on a time and materials basis, and are generally delivered within one year of the date of the arrangement. Revenue derived from consulting services is immaterial for the year ended January 31, 2017.

Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	The service has been or is being provide to the customer;

•	Fees are fixed or determinable; and

•	Collectability is reasonably assured.

Multiple Deliverable Arrangements

Revenue from customers is generated under sales agreements with multiple deliverables, comprised of subscription services and associated support services, such as free best-use training and as-needed access to a solution architect. For these multiple deliverable arrangements, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple-deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. The Company has determined that the support services do not have standalone value independent of the subscription services. In determining the best estimated selling price of the subscription offerings, the Company analyzes market conditions and its overall pricing practices. The Company has determined that the best estimate of the selling price of its subscription services approximates the actual selling prices of the offerings. Revenue is recognized based on consideration of the subscription services, which represents the predominant deliverable in the arrangement.

Fees for the subscription and associated services within multiple deliverable arrangements are non-contingent and are recognized over the contractual term of the arrangement beginning on the date that the service is made available to the customer. Our subscription arrangements are considered service contracts, and the customer does not have the right to take possession of the software.

In addition to fixed subscription fees, subscription contracts may also include variable consideration ranging from 1% to 4% of gross premiums written by customers during the subscription term. The customer is obligated to provide information related to gross written premiums to the Company annually at the end of each subscription year, when the variable consideration is generally due and payable. The Company does not recognize variable revenue until the end of each annual subscription term, when the variable fees are fixed and determinable.

Cost of Revenue

Cost of subscription revenue primarily consists of direct expenses related to hosting the Company's service and providing support to the Company's customers. These expenses are comprised of third-party web hosting costs, data and software license subscription costs, and personnel-related expenses associated with hosting our subscription services and providing support consisting of allocated salaries, benefits, and travel costs.

Cost of consulting services consists primarily of the cost of third-party subcontractors or personnel-related costs associated with providing these services, including salaries and benefits. These costs are generally expensed as incurred.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. The Company generally invoices its customers annually or in quarterly installments payable in advance.

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable arrangements. The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date. The Company did not have any long-term deferred revenue as of January 31, 2017.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense was immaterial for the year ended January 31, 2017.

Stock-Based Compensation

The Company recognizes compensation expense for all stock options based on the estimate of fair value of the award at the grant date. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. As required by the model, at the date of grant, the Company determines the fair value of the underlying common stock, the expected term of the award, the expected volatility of the price of comparable public companies, risk-free interest rates, and expected dividend yield. At the time of grant, the Company also estimates forfeitures based on an analysis of actual historical forfeitures, and revises, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Comprehensive Loss

Items of other comprehensive income are defined as revenues, expenses, gains, and losses that under GAAP are included in comprehensive income but are excluded from net loss, as these amounts are recorded directly as an adjustment to stockholders’ equity. Net loss and other comprehensive income items are reported, net of their related tax effect, to arrive at comprehensive income. The Company’s other comprehensive income is comprised solely of unrealized gain and losses on foreign exchange translation adjustments.

Foreign Currency

The functional currency of the Company's subsidiary in India is the Indian Rupee. The functional currency of the Company's subsidiary in the U.K. is the British Pound. Foreign currency re-measurement and transaction gains and losses are recorded in other expenses, net. The Company recognized an immaterial foreign currency transaction loss during the year ended January 31, 2017.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. Under this method, the tax provision includes taxes currently due plus the net change in deferred tax assets and liabilities. Deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refund received, as provided for under currently enacted tax law. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, is not expected to be realized.

For financial statement disclosure of tax positions taken or expected to be taken on a tax return. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Recently Issued Accounting Standards

In May 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2017-09, Compensation-Stock Compensation (Topic 718), which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 becomes effective for the Company in fiscal years beginning after December 15, 2017, with early adoption permitted. The standard should be applied

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

prospectively to an award modified on or after the adoption date. The Company is evaluating the impact of this ASU to its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment, which simplifies the accounting for goodwill impairment. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The standard should be applied prospectively. ASU 2017-04 becomes effective for the Company for their annual goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company early-adopted this standard in January 2017, and there was no material impact to its consolidated financial statements and related disclosures upon adoption of this ASU.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, that will require entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows and disclose the nature of their restricted cash and restricted cash equivalent balances. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. ASU 2016-18 becomes effective for the Company in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is evaluating the impact of this ASU to its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for the Company for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is evaluating the impact of this ASU to its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for the Company for annual reporting periods beginning after December 15, 2017. Early adoption is permitted. The Company is evaluating the impact of this ASU to its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which provides guidance for accounting for leases. Under ASU 2016-02, the Company will be required to recognize the assets and liabilities for rights and obligations created by leased assets. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the impact of this ASU to its consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes and requires that deferred income tax liabilities and assets be presented as a net non-current deferred tax asset or liability by jurisdiction on the balance sheet. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is unchanged. ASU 2015-17 is effective for the Company for financial statements issued for annual periods beginning after December 15, 2017. Early adoption is permitted for all entities for any annual financial statements that have not been issued. The Company early adopted the standard as of February 1, 2016 on a prospective basis. Adoption of this ASU did not affect the presentation of net deferred tax assets in our Consolidated Balance Sheet as of January 31, 2017 because management believes it is more likely than not that all of its net deferred tax assets may be realized in the future.

In April 2015, the FASB issued ASU 2015-05, Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. The update provides guidance on whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 is effective for fiscal years, beginning after December 15,

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

2015. Early adoption is permitted. The Company adopted ASU 2015-05 in the year ended January 31, 2017 retrospectively. The adoption of ASU 2015-05 did not have an impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. The update requires retrospective application. ASU 2015-03 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2015. Early adoption is permitted. The Company adopted ASU 2015-03 in the year ended January 31, 2017. The adoption of ASU 2015-03 did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In April 2015, the FASB delayed the effective date of this standard by one year, and this accounting guidance is now effective for the Company beginning in the year ending January 31, 2020 using one of two prescribed retrospective methods. Early adoption is permitted. The Company is evaluating the impact of the amended revenue recognition guidance to its consolidated financial statements and related disclosures.

3.	Fair Value of Financial Instruments

The Company assesses the fair value of financial instruments based on the provisions of Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which establishes a hierarchy that is based on three levels of inputs and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value:

•	Level 1: Quoted prices in active markets for identical assets or liabilities;

•
Level 2: Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data; and

•	Level 3: Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The following tables represent the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis (in thousands):

	As of January 31, 2017
	Level 1	Level 2	Level 3	Total
Money market funds	$25,266	$—	$—	$25,266
Total financial assets	$25,266	$—	$—	$25,266

4.	Property and Equipment

Property and equipment consist of the following (in thousands):

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

January 31, 2017
Computers	$169
Furniture and fixtures	35
Leasehold improvements	10
214
Less: accumulated depreciation	(79)
Property and equipment, net	$135

Depreciation expense amounted to $50,000 for the year ended January 31, 2017.  The Company had no recognized gains or losses on disposal of long-lived assets during the year ended January 31, 2017.

5.	Acquisition and Goodwill

On March 31, 2016, the Company acquired all of the issued and outstanding equity of Psiog Data Science Private Limited (Psiog). The Company accounted for the acquisition of Psiog as the purchase of a business. The total purchase consideration of $150,000 was paid in cash.

The primary purpose of the acquisition was to acquire Psiog’s assembled workforce who had worked on Company-specific projects. The Company did not purchase any in-process research and development in connection with the acquisition.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on their fair values as follows (in thousands):

January 31, 2017
Cash and cash equivalents	$6
Prepaids and other current assets	6
Property and equipment	6
Net deferred tax assets	2
Deposits and other assets	21
Liabilities assumed	(39)
Total identifiable net assets	2
Goodwill	148
Purchase consideration	$150

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

January 31, 2017
Accrued compensation and benefits	$591
Accrued sales taxes payable	394
Accrued cloud hosting and data costs	256
Accrued referral fees	281
Accrued other liabilities	365
Deferred rent and advances	54
Total	$1,941

7.	Stockholders’ Notes Receivable

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

In August 2016, the Company granted loans to two non-executive employee shareholders to purchase the Company’s stock, each for the amount of $30,000. The recourse loans are repayable in February 2019, and interest on these loans is the mid-term applicable federal rate, compounded semi-annually, with a deferral of the interest payment until the payment of the loan. During the year ended January 31, 2017, interest accrued for these loans was immaterial. The loans aggregating to $60,000 are recorded as amounts receivable within the statement of stockholders’ equity.

8.	Commitments and Contingencies

Operating Leases

In October 2014, the Company entered into a lease for its headquarters in San Mateo, California for an initial term expiring in May 2016. In July and August 2015, the Company added additional premises and extended the lease term to expire in November 2017. In September 2016, the Company entered into a month-to-month sub-lease agreement for its office in New York. In October 2016, the Company entered into a lease for its office in Chennai, India that expires in October 2021. The Company recognizes rent expense on a straight-line basis over the term of the lease.

Future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Year Ending January 31,
2018	$387
2019	58
2020	60
2021	67
2022	50
$622

Rent expense amounted to $401,000 for the year ended January 31, 2017.

The Company, in the normal course of business, utilizes licenses for technology used in the Company’s business. Fees are based on usage of the underlying technology. Payments under these arrangements are not considered to be significant.

Indemnifications

Under its bylaws, the Company has agreed to indemnify its officers and directors to the fullest extent permitted by its bylaws and the General Corporation Law of the State of Delaware for certain events or occurrences arising as a result of the officer or director’s serving in such capacity. The coverage applies only to acts, which occurred during the tenure of the officer or director and has an unlimited term. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is minimal and no liability has been recorded for these agreements as of January 31, 2017.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, typically with business partners, contractors, customers, and landlords and (ii) its agreements with investors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, no liability has been recorded for these agreements as of January 31, 2017.

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

9.	Convertible Debt

In April 2015, the Company raised $5 million of convertible debt from a customer. The notes bore interest at a rate of 3% per annum, based on a 365-day year and payable on maturity in April 2018.  Prior to maturity, upon occurrence of a qualified financing, the outstanding principal amount of the debt and all accrued and unpaid interest will automatically convert into fully paid and non-assessable shares of convertible preferred stock issued in such qualified financing at a specified conversion price. A qualified financing was defined as an equity financing event for the issuance of convertible preferred stock for aggregate proceeds of at least $10 million for the principal purpose of raising capital. As amended in December 2015, the conversion price was set at 80% of the lowest price per share by any of the other purchasers of preferred stock sold in a qualified financing.  The debt was recorded at fair value as it was convertible into a variable number of shares, therefore in fiscal year 2016, a total amount of debt premium of $1.3 million was expensed.  The maximum number of convertible preferred stock that could be purchased by the customer through an automatic conversion was limited to 20% of the total number of shares of convertible preferred stock issued in such qualified financing.

The transaction costs related to the debt issuance were immaterial.

In February 2016, in connection with the issuance of Convertible Series B Preferred Stock (“Series B”), the Company entered into a preferred stock purchase agreement with the Series B investors who committed to buy a total of 10,219,560 Series B preferred stock at $2.505 per share for total proceeds of $26.6 million. Pursuant to the qualified financing, the outstanding principal, debt premium and accrued interest on the debt totaling $6.4 million converted into 2,560,016 Series B preferred stock. The conversion price is $2.004, which is equivalent to 80% of the fair market value of the Series B preferred stock.

10.	Preferred Stock

Based on the amended articles of incorporation dated February 5, 2016, the Company is authorized to issue 30,638,717 shares of preferred stock.  The preferred stock authorized may be issued from time to time in one or more series. At January 31, 2017, the designated series of preferred stock are as follows (in thousands, except share data):

Series	Shares Authorized	Shares Issued and Outstanding	Proceeds, Net of Issuance Costs	Liquidation Preference
A	16,666,663	16,666,663	$5,709	$5,800
B	13,972,054	12,779,576	30,427	32,013
Total	30,638,717	29,446,239	$36,136	$37,813

The rights, preferences, and privileges of the holders of the Convertible Series A Preferred Stock (“Series A”) and the Convertible Series B Preferred Stock are as follows:

Voting

Each holder of preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder would convert. The holders of Series A, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors. The holders of Series B, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors.

Dividends

The holders of outstanding shares of preferred stock shall be entitled to receive, on pro-rata and pari passu basis, non-cumulative dividends, when and if declared by the Board of Directors at the dividend rate specified for each series of preferred stock. No dividends shall be paid on the common stock unless dividends on the preferred stock have been declared and paid or set aside for payment to the preferred stock holders. The dividend rate is an annual rate of $0.028 per share for Series A preferred stock and $0.200 for Series B preferred stock. No dividends have been declared as of January 31, 2017.

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, (i) an amount per share for each share of preferred stock held by them equal to the sum of (x) the liquidation preference specified for such share of preferred stock and (y) all declared but unpaid dividends (if any) on such share of preferred stock, or such lesser amount as may be approved by the holders of the majority of the holders of the outstanding shares of preferred stock (voting together as a single class on an as-converted basis); or (ii) such amount per share as would have been payable to the holders of the preferred stock had such holder converted such shares into common stock before closing. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the preferred stock are insufficient to permit the payment to such holders of the full amounts of the liquidation preferences as specified herein, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to the liquidation preferences as specified herein.

Conversion

Each share of preferred stock is convertible, at the option of the holder, into that number of fully paid shares of common stock determined by dividing the original issue price for the relevant series by the conversion price for such series. The conversion prices are $0.348 for Series A preferred stock, and $2.505 for Series B preferred stock.

Each share will automatically convert into fully paid shares of common stock at the then effective conversion rate for each share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, at a value in excess of $50.0 million, or (ii) upon the receipt by the Company of a written request of such conversion of at least a majority of the preferred stock then outstanding (voting together as a single class on an as-converted basis), or, if later, the effective date for conversion specified in such request.

11.	Common Stock

The Company has authorized 50,000,000 shares of common stock, par value $0.001. Shares were issued to option holders who exercised their rights under the Company’s 2014 Equity Incentive Plan during the year ended January 31, 2017 to acquire 1,922,000 shares of common stock.

Each holder of shares of common stock are entitled to one vote for each share thereof held. The holders of common stock, voting as a separate class, are entitled to elect two members of the Company’s Board of Directors. Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class on an as-converted basis.

12.	Stock Option Plan

In 2014, the Company adopted the 2014 Equity Incentive Plan (the "2014 Plan"). In September 2016, the Board of Directors approved certain amendments to the 2014 Plan. Options granted under the 2014 Plan may be either incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock or restricted stock units. Incentive stock options ("ISOs") may be granted only to employees. Non-statutory stock options ("NSOs"), stock appreciation rights, restricted stock, and restricted stock units may be granted to employees and service providers. Options under the 2014 Plan may be granted for periods of up to ten years. The exercise price of ISOs, NSOs, stock appreciation rights, restricted stock, and restricted stock units shall not be less than 100% of the estimated fair value of the common shares on the date of grant, respectively, as determined by the Board of Directors. The per share exercise price of an ISO granted to a stockholder representing more than ten percent of the voting power of all classes of stock of the Company, shall not be less than 110% of the estimated fair value of the common shares on the date of grant. Options generally vest over a period of four years or shorter term as provided in the award agreement.

The Company allows for the early exercise of options granted under the 2014 Plan prior to vesting. The unvested shares are subject to the Company’s repurchase right at the original purchase price. The proceeds initially are recorded as an accrued liability from

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

the early exercise of stock options (see Note 6, Accrued Expenses and Other Current Liabilities), and reclassified to common stock as the Company’s repurchase right lapses. At January 31, 2017, there were unvested shares in the amount of 1,279,856, which were subject to repurchase at an aggregate price of approximately $152,000.

A summary of the Company’s option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Stock Options
Outstanding at February 1, 2016	1,372,500	$0.06	$0.03
Granted	1,922,000	0.77	0.34
Exercised	(195,000)	0.52	0.22
Cancelled/Forfeited	(130,313)	0.34	0.14
Outstanding at January 31, 2017	2,969,187	$0.48	$0.21

The following table summarizes information about currently outstanding and vested stock options at January 31, 2017:

Option Outstanding			Options Vested
Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life (Years)	Number of Options	Weighted Average Exercise Price
$0.06	1,292,187	8.4	399,704	$0.06
0.80	1,677,000	9.6	20,935	0.80
$0.48	2,969,187	9.1	420,639	$0.10

At January 31, 2017, the Company had 496,050 remaining shares available for grant under the 2014 Plan.

At January 31, 2017, the aggregate intrinsic value of currently exercisable options was $956,000 and the weighted-average remaining contractual term of those options was 8.7 years. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the fair value of common stock at January 31, 2017 of $0.80 per share.

The intrinsic value of stock options exercised during the year ended January 31, 2017 was nil.

The estimated grant date fair values of stock options were calculated using the Black-Scholes option pricing model, based on the following assumptions:

Year ended January 31, 2017
Expected term	6.08 - 10.00 years
Market price	$0.8
Grant price	$0.06 - 0.8
Volatility	37.2% - 42.8%
Risk free interest rate	1.3% - 2.6%
Dividends	0

The risk-free interest rate is based on U.S. Treasury rates in effect during the corresponding period of grant.  The expected term of the options granted to employees was estimated by taking the average of the vesting and the contractual terms of the options.  The expected term of the options granted to non-employees is the remaining contractual life. The Company estimated its future

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

stock price volatility based upon the volatility of comparable public companies having securities with observable trading histories. As a private company, with no trading activity of the Company's options or stock, management feels this is the best estimate of expected volatility. The Company has never declared or paid cash dividends and does not plan to pay cash dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero. The Company estimated the forfeiture rate based on an analysis of our actual forfeitures.

Total stock-based compensation expense was $133,000 for the year ended January 31, 2017. As of January 31, 2017, the aggregate stock compensation remaining to be amortized was $566,000. The Company expects this stock compensation balance to be recognized over a weighted average of 3.3 years.  The Company expects to continue to issue share-based awards to its employees in future periods.

The fair values of stock options granted are recognized as compensation expense in the statement of operations over the related vesting periods. The following table reflects the distribution of shared based compensation on the consolidated statement of operations and comprehensive loss for the year ended January 31, 2017 (in thousands):

For the Year Ended January 31, 2017
Research and development	$57
Sales and marketing	46
General and administrative	30
$133

13.	Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes due for the current period, plus changes in deferred taxes. Deferred taxes relate primarily to differences between the basis of property and equipment for financial and income tax reporting purposes and net operating loss carry forwards. Deferred taxes represent the estimated consequences of those differences on the Company's tax filings, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The components of income (loss) before income taxes for the year ended January 31, 2017 were as follows (in thousands):

January 31, 2017
United States	$(9,323)
Foreign	113
Loss before income taxes	$(9,210)

The components of the provision for income taxes were as follows (in thousands):

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

January 31, 2017
Current:
Federal	$—
State	5
Foreign	30
35
Deferred:
Federal	—
State	—
Foreign	—
—
Total provision for income taxes	$35

As of January 31, 2017, the Company's deferred tax assets (liabilities) consisted of the following (in thousands):

January 31, 2017
Deferred tax assets (liabilities):
Net operating loss carry forwards	$4,356
Research and development credit carry forwards	778
Accrued liabilities and other	216
Stock based compensation	16
Property and equipment	(8)
Gross deferred tax assets	5,358
Less: valuation allowance	(5,358)
Net deferred tax assets	$—

The provision for income taxes differs from the amount of income taxes determined by applying the U.S. statutory federal income tax rate as follows:

January 31, 2017
Federal tax provision at statutory rate	$(3,132)
State, net of federal benefit	3
Expenses not deductible for tax purposes	46
Change in valuation allowance	2,992
Debt conversion expense	436
Tax credits	(310)
Provision for income taxes	$35

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the available objective evidence, management believes it is more likely than not that all of its net deferred tax assets may not be realized in the future. Accordingly, a valuation allowance of $5.4 million is provided against the deferred tax assets of the Company for January 31, 2017. The valuation allowance increased by $3.4 million during the year ended January 31, 2017.

As of January 31, 2017, the Company has U.S. federal and state net operating loss carry forwards of approximately $12.0 million and $5.4 million, respectively, which begin to expire in 2034.

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

As of January 31, 2017, the Company has U.S. federal and state research and development tax credits available to offset future taxes of $596,000 and $669,000, respectively, which begin to expire in 2034 for federal purposes and do not expire for state purposes.

Utilization of the federal and state net operating loss and federal and state research and development tax credit carry forwards may be subject to annual limitations due to the ownership percentage change provisions of the Internal Revenue Code Section 382 and similar state provisions.  The annual limitations may result in the inability to fully offset future annual taxable income and could result in the expiration of the net operating loss carry forwards before utilization. Utilization of foreign net operating loss carry forwards may be limited or disallowed under similar foreign income tax provisions.

We have not recorded deferred income taxes applicable to undistributed earnings of a foreign subsidiary that are indefinitely reinvested in foreign operations. Generally, such earnings become subject to U.S. tax upon the remittance of dividends and under certain other circumstances. The Company asserts ability and intent to postpone remittance of all or part of net investment in the UK & India (including earnings) indefinitely (i.e., essentially permanently reinvest).

The Company has adopted the provisions of ASC 740-10, Accounting for Income Tax Uncertainty, since inception. ASC 740-10 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the relevant taxing authority before any tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, classification, and interest and penalties related to uncertain tax positions.

The total amount of unrecognized tax benefits as of January 31, 2017 was $259,000 and relates to research and development credits. The Company’s policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of January 31, 2017, no amounts of interest or penalties related to uncertain tax positions were recognized in the provision for income taxes.

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. There are no other ongoing examinations by taxing authorities at this time. The Company’s various tax years starting 2014 to 2016 remain open in various taxing jurisdictions.

14.	Related Party Transactions

In April 2015, the Company entered into a convertible debt agreement with a customer for $5.0 million. The convertible debt bore interest of 3% per annum and had a maturity date in April 2018. As noted in Note 9, the convertible debt was converted into Series B preferred stock of the Company in February 2016.

15.	Subsequent Events

In February 2017, the Company granted recourse loans to two executive employee shareholders to purchase the Company’s stock, each for the amount of $30,000.

In March 2017, the Board of Directors approved an increase to the number of shares of the Company’s common stock reserved for issuance under the 2014 Plan by 1,000,000 shares to a new total of 7,175,465 shares.

In March 2017, the Company extended the lease term for its headquarters in San Mateo, California to expire in November 2019.

In May 2017, the Company changed Psiog’s name to Cyence India Private Limited.

In August 2017, the Company entered into a lease for an office in London, United Kingdom that expires in September 2018.

In August 2017, the Board of Directors signed a letter of intent contemplating an acquisition of the Company by Guidewire Software, Inc.

On October 5, 2017, the Board of Directors approved the Agreement and Plan of Reorganization between Cyence and Guidewire Software, Inc.

Cyence, Inc.

Notes to Consolidated Financial Statements

_________________________

In connection with the issuance of the consolidated financial statements for the year ended January 31, 2017, the Company has evaluated subsequent events through October 5, 2017, the date the consolidated financial statements were issued.